Exhibit 99.1

Ana Pinczuk Appointed to SentinelOne Board of Directors

Technology Executive Joins SentinelOne Board Bringing Engineering and Innovation Expertise

Mountain View, Calif. – May 12, 2022 – SentinelOne (NYSE: S), an autonomous cybersecurity platform company, today announced the appointment of Ana Pinczuk to its board of directors.

Ms. Pinczuk brings more than 30 years of technical executive leadership experience to SentinelOne. Pinczuk currently serves as Chief Development Officer for Anaplan, Inc., a cloud-based connected planning platform. Prior, she held positions as the President of Hewlett Packard Enterprise’s Pointnext technology services organization, the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, and Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation. Pinczuk has also served in various executive positions with Cisco Systems and AT&T.

“We’re very excited to welcome Ana as we scale our business and continue innovating,” said Tomer Weingarten, CEO, SentinelOne. “Ana’s long-established success across multiple companies in product development, engineering, and SaaS business leadership, complements SentinelOne’s business and team.”

As a SentinelOne board member, Pinczuk will share her diverse experience to enhance the Singularity XDR Platform. “Effective cybersecurity is mission critical in today’s business environment,” said Pinczuk. “SentinelOne is well positioned to help enterprises navigate risk, unlock efficiency, and scale in a secure manner. I’m honored to join SentinelOne’s distinguished team in an exciting and evolving market.”

About SentinelOne
SentinelOne’s cybersecurity solution encompasses AI-powered prevention, detection, response and hunting across endpoints, containers, cloud workloads, and IoT devices in a single autonomous platform.

Investor Contact
SentinelOne, Inc.
Doug Clark
E: investors@sentinelone.com

Press Contact
Jake Schuster
fama PR for SentinelOne
E: S1@famapr.com